United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2008

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2008, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”), disclosed that its Senior Vice President, R. Brooke Dunn, had received a Wells Notice from the staff of the United States Securities and Exchange Commission (the “SEC”) in connection with an investigation of alleged improper trading in the Company’s stock by an unrelated third party.

The Wells Notice to Mr. Dunn states that the SEC staff intends to recommend that the SEC bring a civil lawsuit against Mr. Dunn for violations of the securities laws, including Section 10(b) of the Securities Exchange Act of 1934, as amended, based upon alleged “tipping” of Company insider information to the third party.

The Company did not receive any Wells Notice and is not a subject of this investigation.

Mr. Dunn has denied any wrongdoing or improper activity.

The SEC procedures permit a recipient of a Wells Notice to submit information and defenses in response to the allegations of wrongdoing contained in the Wells Notice.  We cannot predict, however, whether Mr. Dunn will make any submission, whether the staff will reconsider its recommendation or whether, if the recommendation is made, the SEC will follow that recommendation and file suit against Mr. Dunn.

As a result of receiving the Wells Notice, the Company has required Mr. Dunn to step down as an Executive Officer of the Company.  He has been placed on administrative leave, with pay, pending the outcome of this SEC matter.  During this period, Mr. Dunn will not be performing his duties as Senior Vice President, but will assist in work related to some matters that he was previously handling.

The Company has already notified all gaming regulators of the Wells Notice to Mr. Dunn, and does not expect any adverse regulatory action against it as a result of the Wells Notice to Mr. Dunn.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date:  November 18, 2008

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chief Executive Officer